Exhibit (d)(4)

Applied Therapeutics Inc. 545 Fifth Avenue, Suite 1400 New York, NY 10017 212.220.9319 www.appliedtherapeutics.com

CONFIDENTIAL

 October 2025 10/30/2025

Cycle Pharmaceuticals Limited

21 JJ Thompson Ave

Cambridge

CB3 0FA

Ladies and Gentlemen:

In connection with the consideration of a possible negotiated transaction (the “Transaction”) between Applied Therapeutics, Inc. (together with its subsidiaries, “Applied”) and Cycle Pharmaceuticals Limited (“Cycle”) (together with its subsidiaries, “Counterparty”), each of the parties hereto are willing to disclose to the other party certain Evaluation Material (as defined below) in the course of discussions relating to the Transaction under the terms and conditions set forth below. In consideration for, and as a condition of, such information being made available to each party and its Representatives (as defined below), each party agrees to, and to cause its Representatives to, treat, or cause to be treated, all Evaluation Material in accordance with the provisions of this letter agreement (this “Agreement”), and to take or abstain from taking the other actions hereinafter set forth.

1. Certain Definitions. For purposes of this Agreement, (i) the term “Evaluation Material” shall mean any and all information concerning a party who discloses the information (“Disclosing Party”) or any of its affiliates obtained by the other party (“Receiving Party”) or its Representatives (regardless of whether obtained before, on or after the date of this Agreement) in connection with the Transaction and irrespective of form or medium of communication, including all written, oral, visual and electronic communications and all information posted in any electronic dataroom, and any information which a party or its Representatives otherwise learn or obtain, through observation or analysis of such information, together with any information derived, summarized or extracted from any of the foregoing, including all portions of notes, analyses, reports, models, projections, compilations, studies, interpretations, translations, documents, records or other materials to the extent containing, referring, relating to, based upon or derived or generated from any such information, in whole or in part, (ii) the term “Representative” shall mean, with respect to any person, such person’s affiliates and its and its affiliates’ directors, officers, employees, and professional advisors (including financial advisors, attorneys, accountants and consultants); (iv) the term “person” shall be broadly interpreted to include the media and any corporation, partnership, company, limited liability company, trust, association, joint venture, government or self-regulatory agency or body, group (as such term is used in Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), individual or other entity; and (v) the term “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

Notwithstanding the foregoing, the term “Evaluation Material” does not include information that (i) is, at the time of disclosure, generally available to the public other than through any direct or indirect action or inaction by the Receiving Party or its Representatives in violation of this Agreement, (ii) was within the Receiving Party’s or its Representatives’ possession prior to the date of this Agreement from a source other than the Disclosing Party or its Representatives, as evidenced by internal records, (iii) is received by the Receiving Party or its Representatives from a source other than the Disclosing Party or any of its Representatives; or (iv) is lawfully and independently developed by the Receiving Party or its Representatives without reference to, reliance upon or use of, the Evaluation Material and without violation of this Agreement, as evidenced by internal records; provided that, in the case of clauses (ii) and (iii) above, the Receiving Party does not have knowledge (after

Applied Therapeutics Inc. 545 Fifth Avenue, Suite 1400 New York, NY 10017 212.220.9319 www.appliedtherapeutics.com reasonable inquiry) that such source is bound by a confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party or another person or otherwise prohibited from transmitting the information to the Receiving Party by law, contractual obligation, fiduciary duty or otherwise.

2. Use and Disclosure of Evaluation Material. The Receiving Party hereby agrees that the Receiving Party and its Representatives shall (i) use the Evaluation Material solely for the purpose of evaluating the Transaction and the Receiving Party agree that the Evaluation Material will not be used, directly or indirectly, in any way that is detrimental to the Disclosing Party or for any competitive purposes or to obtain any commercial advantage with respect to the Disclosing Party or any other transaction, acquisition or disposition and (ii) not disclose any of the Evaluation Material to any person in any manner whatsoever without the prior written consent of the Disclosing Party; provided, however, that the Receiving Party may disclose the Evaluation Material to the Receiving Party’s Representatives who (a) need to know the Evaluation Material solely for the purpose of evaluating the Transaction and (b) are informed by the Receiving Party in advance of the confidential nature of such information and are directed to comply with the terms of this Agreement as if they were parties hereto; provided, further, that, without the prior written consent of Applied, Evaluation Material may not be disclosed to any debt or equity financing sources, equity co-investors, co-bidders, joint acquirers or strategic partners. The Receiving Party agrees (x) to undertake precautions to protect the confidentiality of the Evaluation Material that are at least as protective as the precautions undertaken by the Receiving Party with respect to the Receiving Party’s most sensitive and competitively valuable business information (which precautions, in no event, shall represent any less than a reasonable degree of care), (y) to be responsible for any violation of this Agreement (or any directions provided hereunder) by any of the Receiving Party’s Representatives (in addition to and not in limitation of any right or remedy the Disclosing Party may have against such persons), and (z) to take all reasonable measures (including court proceedings) to restrain the Receiving Party’s Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material or from breaching or threatening to breach any other provision of this Agreement. The Receiving Party shall promptly notify the Disclosing Party of any unauthorized use, access or disclosure of the Evaluation Material and shall take all steps necessary to prevent further use, access or disclosure.

3. Transaction Information. Without the prior written consent of the Disclosing Party, the Receiving Party agrees that neither the Receiving Party nor the Receiving Party’s Representatives shall disclose, directly or indirectly, to any person (other than the Receiving Party’s Representatives who (a) need to know the Evaluation Material solely for the purpose of evaluating the Transaction and (b) are informed by the Receiving Party in advance of the confidential nature of such information and are bound in writing by confidentiality and non-use restrictions (either contractual, legal or fiduciary) no less protective of the Evaluation Material than the terms set forth herein as if they were parties hereto), (i) the Evaluation Material, (ii) that the Receiving Party has entered into this Agreement, (iii) that the Evaluation Material exists or has been requested, disclosed or made available to the Receiving Party and its Representatives, (iv) that the Disclosing Party or its Representatives are considering or may pursue a transaction involving the Disclosing Party with the Receiving Party or any other persons or (v) that investigations, discussions or negotiations may take, are taking or have taken place concerning the Transaction or any other transaction involving the Disclosing Party or any of the terms, conditions or other facts with respect thereto (including the status thereof) (collectively, the “Transaction Information”).

4. No Discussions with Third Persons. The Receiving Party hereby confirms that the Receiving Party is not acting as a representative of or in concert with any person and is considering the Transaction solely for the Receiving Party’s account. The Receiving Party further confirms that neither the Receiving Party nor the Receiving Party’s Representatives have, directly or indirectly, had any discussions or negotiations with any

Applied Therapeutics Inc. 545 Fifth Avenue, Suite 1400 New York, NY 10017 212.220.9319 www.appliedtherapeutics.com persons other than solely between and among the Receiving Party’s Representatives regarding the Transaction and have not entered into, directly or indirectly, any agreements, arrangements or understandings with any person (other than the Receiving Party’s Representatives) with respect to the Transaction. Without limiting the generality of the foregoing, and other than the Receiving Party’s Representatives who need to know such information for the sole purpose of evaluating a Transaction, the Receiving Party further agrees that it will not, directly or indirectly, contact, share the Evaluation Material or Transaction Information with or enter into any agreement, arrangement or understanding, or any discussions which would reasonably be expected to lead to an agreement, arrangement or understanding, with any other person regarding a Transaction involving Applied without the prior written consent of Applied and only upon such person executing a confidentiality agreement in favor of Applied with terms and conditions consistent with this Agreement. Furthermore, without the Disclosing Party’s prior written consent, the Receiving Party shall not share the Evaluation Materials with any potential financing sources or enter into any agreement, arrangement or any other understanding with any potential financing source or sources which may reasonably be expected to limit, restrict, restrain or otherwise impair in any material respect, directly or indirectly, the ability of such financing source or sources to provide financing or other assistance to any other party in any other transaction involving the Disclosing Party.

5. No Unauthorized Contact. The Receiving Party agrees that all (i) contacts or communications by it or its Representatives with the Disclosing Party or the Disclosing Party’s Representatives regarding the Evaluation Material or the Transaction, (ii) requests for additional Evaluation Material, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures shall be made only through the Disclosing Party’s Chief Operating Officer or as the Disclosing Party may otherwise direct in writing. Except with the prior written consent of Disclosing Party, the Receiving Party and its Representatives agree not to, directly or indirectly, initiate or cause to initiate, or maintain or cause to maintain, (i) contact with any member of the Disclosing Party or any officer, board member, current or former employee, agent, affiliate, advisor, partner (limited or general), equityholder, customer, supplier, regulator, vendor, licensee or creditor of the Disclosing Party regarding the Transaction, the Evaluation Material, the Transaction Information or the business, operations or prospects of the Disclosing Party (except for those contacts made in the ordinary course of business, which contacts in any case are not in connection with the Transaction); provided, however, that nothing will prohibit the Receiving Party from conducting general market research on a no-names basis provided that you do not reveal the Evaluation Material or the Transaction Information.

6. Standstill. The Counterparty represents and warrants to Applied that, as of the date hereof, the Counterparty and its affiliates do not beneficially own any securities of Applied or any securities or contract rights (other than broadly based index funds) the terms or value of which are dependent on securities of Applied. The Counterparty agrees that during the Standstill Period (as defined below), the Counterparty shall not, and shall cause its affiliates, and its other Representatives acting on the Counterparty’s behalf, not to, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of (or obtaining any right to direct the voting or disposition of) any securities (including any derivative securities), or rights or options to acquire (or obtain any right to direct the voting or disposition of) any securities, or any assets, indebtedness or businesses of Applied, in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the Counterparty’s control) pursuant to any agreement, arrangement or understanding or otherwise, (ii) any tender or exchange offer, consolidation, business combination, acquisition, merger, amalgamation, joint venture, partnership or similar transaction involving Applied or any of the assets of Applied, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction

Applied Therapeutics Inc. 545 Fifth Avenue, Suite 1400 New York, NY 10017 212.220.9319 www.appliedtherapeutics.com with respect to Applied, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote any voting securities of Applied or consent to any action from any holder of any voting securities of Applied or seek to advise or influence any person with respect to the voting of or the granting of any consent with respect to any voting securities of Applied; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act) in connection with the voting securities of Applied or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Applied or to seek to obtain representation on the Board of Directors of Applied; (d) make any public statement with respect to the restrictions of this Paragraph 5, or take any action which would reasonably be expected to require that the Disclosing Party make a public announcement regarding the possibility of a business combination, merger or amalgamation; or (e) advise, assist, or encourage any other persons in connection with any of the foregoing; unless and until, in the case of each of the foregoing clauses (a) through (e), the Counterparty has received the prior written approval of Applied to do so; provided, however, that nothing in this Paragraph 6 shall prohibit you from making a confidential proposal to the Disclosing Party’s Chief Executive Officer or the Disclosing Party’s Board of Directors for a business combination, merger or amalgamation following the public announcement by the Disclosing Party that it has entered into a definitive agreement with a third party for a business combination, merger or amalgamation. For purposes of this Agreement, the “Standstill Period” shall mean the period beginning on the date of this Agreement and ending two (2) years from the date of this Agreement.

7. Non-Solicitation and Non-Hire of Employees. The parties hereto agree that for a period of two (2) years from the date of this Agreement, each party shall not, and shall cause its affiliates and Representatives not to, directly or indirectly, solicit or cause to be solicited for purposes of employment, offer to hire, engage as a consultant or otherwise enter into any contract with, interfere with or endeavor to entice away, or hire, engage as a consultant or otherwise enter into any contract with, any employee of the either party or any of its affiliates, or otherwise induce or attempt to induce any such person to terminate or otherwise cease his or her employment relationship with such party or its affiliates, during the period of such person’s employment or the six (6)-month period following any termination of such employment; provided, however, the foregoing provision will not prevent a party from entering into discussions with, employing, engaging as a consultant or entering into any contract with any person (x) who responds to general advertising or a general solicitation not targeted to the employees of such party or its affiliates or Representatives or (y) who is contacted by a recruitment agency (provided that such party did not identify any employees of such other party to such recruitment agency or otherwise instruct such agency to target any such employees).

8. Compelled Disclosure. In the event that the Receiving Party or the Receiving Party’s Representatives are compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar legal process or applicable law, regulation, order or decree to disclose all or part of the Evaluation Material or any Transaction Information, the Receiving Party agrees to (i) promptly notify the Disclosing Party of the existence, terms and circumstances surrounding such requirement in order to enable the Disclosing Party (at the Disclosing Party’s expense) to seek an appropriate protective order or other remedy or waive compliance, in whole or part, with the non-disclosure terms of this Agreement as to such required disclosure; (ii) consult and cooperate with the Disclosing Party to the fullest extent permitted by law with respect to taking legally available steps to resist or narrow such request and exercise the Receiving Party’s best efforts to pursue any such steps at the Disclosing Party’s request (in which case the Disclosing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred in connection therewith); and (iii) in the absence of a protective order, disclose to such court or governmental body only such portion of the Evaluation Material or Transaction Information which upon the advice of counsel is legally required to be disclosed, give advance notice to the

Applied Therapeutics Inc. 545 Fifth Avenue, Suite 1400 New York, NY 10017 212.220.9319 www.appliedtherapeutics.com

Disclosing Party of the information to be disclosed as far in advance as possible and exercise the Receiving Party’s reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which the Disclosing Party so designates. For the avoidance of doubt, notwithstanding any disclosure to such court or governmental body of Evaluation Material or Transaction Information pursuant to this Paragraph 7, the Receiving Party and its Representatives will continue to be bound by the Receiving Party’s obligations under this Agreement with respect to such information. The parties expressly confirm and agree that (i) no public disclosure with respect to any discussions or negotiations concerning the Transaction is now required by reason of securities laws, the rules of applicable securities exchanges or similar requirements and in the event the Counterparty determines that such disclosure is required in the future, no such disclosures will be made unless and until the Counterparty consults with Applied regarding the necessity and form of any such disclosure and (ii) except as required by applicable law, no government or regulatory filings will be made with respect to the Transaction except with the prior written consent of Applied with respect to the making and the form and content of any such filings.

9. Return or Destruction of Documents. If either party hereto determines not to proceed with the Transaction, such party will promptly notify the other party hereto of that determination. At any time upon the written request of the Disclosing Party (which may be in the form of an email communication) in its sole discretion and for any reason, the Receiving Party and its Representatives will immediately cease all further use of the Evaluation Material and promptly (but in no event later than ten (10) business days following any such notification) either (i) destroy all copies of the Evaluation Material in its or its Representative’s possession or control or (ii) deliver to the Disclosing Party at the Receiving Party’s own expense all hard copies of the Evaluation Material and, for the avoidance of doubt, in each case, permanently erase or delete all electronic copies of the Evaluation Material in the Receiving Party’s or its Representative’s possession or control; provided that (x) the Receiving Party and its Representatives shall not be required to delete, erase or destroy any Evaluation Material contained in an archived computer backup system stored as a result of automated backup procedures in the ordinary course and which cannot be expunged without considerable effort (it being agreed that the Receiving Party and its Representatives shall not access such archived computer files containing any such Evaluation Material after such delivery or destruction is otherwise required), and (y) the Receiving Party may retain one copy of the Evaluation Material (and may only access any such Evaluation Material) to the extent and for so long as such retention and access by the Receiving Party is, upon advice of legal counsel, required by law or regulation, provided, further, that in the case of (x) and (y) above, and notwithstanding any other provision of this Agreement, the Receiving Party and its Representatives shall continue to be bound by the terms of this Agreement as if it were in full force and effect with respect to any such Evaluation Material for so long as the Receiving Party or its applicable Representatives retain such Evaluation Material. In addition, the Receiving Party shall cause one of its authorized officers supervising such return or destruction (as applicable) of the Evaluation Material to certify in writing to the Disclosing Party promptly (but in no event later than ten (10) business days following the above referenced notification) that the Receiving Party and its Representatives have complied with the Receiving Party’s respective obligations under this Paragraph 8. Notwithstanding the destruction or return, as applicable, of the Evaluation Material, the Receiving Party and its Representatives will continue to be bound by the Receiving Party’s confidentiality and non-disclosure and other obligations hereunder.

10. No Obligation, Representation or Warranty. Except as may be set forth in a definitive written agreement providing for the Transaction, the Receiving Party understands and acknowledges that neither the Disclosing Party nor any of its Representatives has made or is making, and the Receiving Party and its Representatives are not relying on, any representation or warranty, express or implied, as to the timeliness, accuracy or completeness

Applied Therapeutics Inc. 545 Fifth Avenue, Suite 1400 New York, NY 10017 212.220.9319 www.appliedtherapeutics.com of the Evaluation Material (including projections, estimates or budgets). The Receiving Party further agrees that neither the Disclosing Party nor any of its Representatives shall have any liability (including in contract, tort, under federal or state securities laws or otherwise) to the Receiving Party or to any of the Receiving Party’s Representatives relating to or resulting from the use or non-use of the Evaluation Material or any errors therein or omissions therefrom, regardless of any decision made in reliance on the Evaluation Material, and neither the Receiving Party nor the Receiving Party’s Representatives will make or facilitate in the making of any claims whatsoever against such persons, with respect to, or arising out of, the Evaluation Material, except as may be set forth in a definitive written agreement providing for the Transaction. Only those representations or warranties that are made in a definitive written agreement providing for the Transaction, when, as and if executed, and subject to the limitations and restrictions as may be specified therein, will have any legal effect. The Receiving Party agrees that unless and until a definitive written agreement between the Disclosing Party and the Receiving Party providing for the Transaction has been executed and delivered neither the Disclosing Party nor any of its Representatives is under any legal, fiduciary or other duty or obligation to the Receiving Party of any kind whatsoever with respect to the Transaction by virtue of this Agreement or any expression with respect to the Transaction except, in the case of this Agreement, for the matters specifically agreed to herein. Each party and its Representatives are free, in their sole discretion, to determine (i) to conduct or not conduct any process for the Transaction or any other transaction involving such party (including negotiating with any of the other prospective parties thereto and entering into a definitive written agreement providing for a transaction involving a party without prior notice to the other party or any other person); (ii) to provide or not provide Evaluation Material to the other party or its Representatives under this Agreement (or to determine that certain Evaluation Material shall only be disclosed to certain Representatives (and not others) or otherwise generally subject to special procedures or restrictions that do not otherwise apply generally to other Evaluation Material); (iii) to reject any and all proposals made by the other party or its Representatives with regard to the Transaction; and (iv) to terminate discussions and negotiations at any time for any reason or no reason. All Evaluation Material and other information covered by this Agreement, including, but not limited to, financial information, estimates, projections, summaries of past performance, and other business matters, is provided “as is” and no representation or warranty (whether express or implied) has been made by the Disclosing Party or any of its Representatives with respect to the proposed process or the manner in which the proposed process is conducted, and the Receiving Party hereby disclaim any such representation or warranty. Any procedures relating to any process for the Transaction or any other transaction may be changed at any time without notice to the Receiving Party or any other person. The Receiving Party agrees that none of the Disclosing Party or any of its Representatives has any legal, fiduciary or other duty to the Receiving Party with respect to the manner in which the proposed process is conducted. The information covered by this Agreement is and shall always remain the exclusive property of the Disclosing Party, and the Receiving Party and its Representatives acknowledge the right, title and interest of the Disclosing Party in and to such information. No licenses or rights under any patent, copyright, trademark, trade secret or any other intellectual property or rights in proprietary information are granted (with respect to any of the Evaluation Material or any other information provided to the Receiving Party by or on behalf of the Disclosing Party) or are to be implied by this Agreement. For purposes hereof, the term “definitive written agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid.

11. Prohibition on Trading. The Counterparty and its Representatives acknowledge that (i) applicable securities laws prohibit any person who has material, non-public information (“MNPI”) concerning the Company or any of its affiliates from trading in the securities of the Company or its affiliates while in possession of such MNPI, or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person is likely to trade such securities and (ii) the Evaluation Material and Transaction Information may be material non-public information. The Counterparty represents and warrants that it and its Representatives are aware of, and will comply with, the applicable United States securities laws.

Applied Therapeutics Inc. 545 Fifth Avenue, Suite 1400 New York, NY 10017 212.220.9319 www.appliedtherapeutics.com

12. Remedies for Breach. The Receiving Party and its Representatives acknowledge that money damages and remedies at law would not be a sufficient remedy for any breach or threatened breach of this Agreement by the Receiving Party or any of the Receiving Party’s Representatives, the Receiving Party and its Representatives agree that the Disclosing Party would be irreparably harmed in the case of any such breach or threatened breach, and the Receiving Party and its Representatives agree that the Disclosing Party shall be entitled to specific performance and injunctive or other equitable relief without proof of actual damages or posting of a bond as a remedy for any such breach or threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach by the Receiving Party or any of the Receiving Party’s Representatives of this Agreement but shall be in addition to all other remedies available at law or equity to the Disclosing Party. In any suit, action or claim to enforce this Agreement or for breach of this Agreement, the prevailing party shall be entitled (for the avoidance of doubt, in addition to any remedies at law or equity) to recover its reasonable, out-of-pocket expenses, including reasonable attorneys’ fees.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to any principles of conflicts of law thereof. The Receiving Party agree that any suit or proceeding arising in respect of this Agreement will be tried exclusively in the courts of the Chancery Courts in the State of Delaware or in the United States District Court for the State of Delaware, and the Receiving Party irrevocably and unconditionally agree to submit to the exclusive jurisdiction of, and to venue in, such courts (and agree not to commence any action, suit, or proceeding relating thereto except in such courts). Both parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement in such court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. Both parties further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth below shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. BOTH PARTIES HEREBY IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING REGARDING THE SUBJECT MATTER OF THIS AGREEMENT. The provisions of this Paragraph 12 shall survive indefinitely.

14. Privilege. To the extent that any Evaluation Material may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they shall be deemed to have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by or on behalf of the Disclosing Party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege and stamped and identified as such shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Nothing in this Agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege. The provisions of this Paragraph 13 shall survive indefinitely.

15. Miscellaneous. The provisions of this Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. This Agreement shall inure solely to the benefit of and be binding upon each of the parties hereto and the respective legal successors and permitted assigns of each such party; provided that neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

Applied Therapeutics Inc. 545 Fifth Avenue, Suite 1400 New York, NY 10017 212.220.9319 www.appliedtherapeutics.com

Any attempted assignment by a party without the prior written consent of the other party will be of no force and effect. Applied reserves the right to assign this Agreement and all of its rights and obligations hereunder, including the right to enforce all of its terms, to any person with which it may enter into a definitive written agreement to effect a purchase of all or a portion of its stock, assets or business, without the prior consent of the other party hereto. Except as expressly set forth herein or in a definitive written agreement executed by the parties hereto (or their respective affiliates) providing for the Transaction, each of the parties shall be responsible for its own costs and expenses associated with the subject matter of this Agreement, whether or not a transaction is consummated. It is understood and agreed that no failure or delay by the Disclosing Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege. This Agreement contains the entire agreement between the parties concerning the subject matter of this Agreement, and no provision of this Agreement may be amended or modified, in whole or in part, nor any waiver or consent given, unless approved in writing by each of the parties hereto in the case of an amendment or modification or by the party to be charged in the case of a waiver or consent, which writing specifically refers to this Agreement and the provision so amended or modified or for which such waiver or consent is given. The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by any confidential information memorandum, electronic data site or similar repository of Evaluation Material to which the Receiving Party or any of the Receiving Party’s Representatives is granted access in connection with the evaluation, negotiation or consummation of a possible Transaction with the Disclosing Party, notwithstanding acceptance of such an confidential information memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that its confidentiality obligations with respect to Evaluation Material are exclusively governed by this Agreement. This Agreement may be executed in any number of counterparts, including by pdf or facsimile transmission, and each of such counterparts shall for all purposes be deemed original, and all such counterparts shall together constitute one and the same instrument. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

16. Consent and Waiver of Representation. Cycle understands and acknowledge that Goodwin Procter LLP (“Applied Counsel”) has been engaged by Applied to represent it in connection with the Transaction. By signing this Agreement, Cycle hereby consents (on its behalf and on behalf of its affiliates) to such representation by Applied Counsel of Applied and, if applicable, waive any actual or alleged conflict of Applied Counsel that may arise from Applied Counsel’s representation of Applied in connection with the Transaction. Cycle agrees (on its behalf and on behalf of its affiliates) that Applied Counsel is a third party beneficiary of the matters set forth in this Paragraph 15.

17. Term. Except as otherwise provided in this Agreement, this Agreement shall terminate on the date that is five (5) years after the date of this Agreement; it being agreed that such termination shall not relieve any party from (a) its obligations regarding the use of Evaluation Material as set forth in Paragraph 2 of this Agreement (which obligations shall survive such termination indefinitely), (b) its responsibilities in respect of any breach of this Agreement prior to such termination and (c) its obligations under the second proviso in the second sentence of Paragraph 8 hereto (which obligations shall survive for so long as the Receiving Party or the Receiving Party’s Representatives retain such Evaluation Material); and provided that with respect to any Evaluation Material which is a trade secret, the non-disclosure, confidentiality and non-use obligations of this letter agreement shall survive until such trade secret is no longer deemed to be a trade secret under applicable law.

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Applied Therapeutics Inc. 545 Fifth Avenue, Suite 1400 New York, NY 10017 212.220.9319 www.appliedtherapeutics.com

Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between the parties hereto.

Very truly yours,

APPLIED THERAPEUTICS, INC.

By:	/s/ Constantine Chinoporos
Name: Constantine Chinoporos
Title: Chief Operating Officer/Chief Business Officer

10/30/2025

Accepted and agreed as of the date first written above:

CYCLE PHARMACEUTICALS LTD

By:	/s/ Sarah Gowing
Name: Sarah Gowing
Title: Group General Counsel

[Signature page to Confidentiality Agreement]

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